Exhibit 99.4

FORM OF LETTER TO NOMINEE HOLDERS
WHOSE CLIENTS ARE BENEFICIAL HOLDERS

ALON USA ENERGY, INC.

Shares of 8.75% Series A Convertible Preferred Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders of Record
of Shares of Common Stock of Alon USA Energy, Inc.

     , 2010

To Brokers, Banks and Other Nominees:

This letter is being distributed by Alon USA Energy, Inc., a Delaware corporation (the “Company”), to brokers, banks and other nominees in connection with its distribution of, at no charge, transferable subscription rights to stockholders of record of shares of its common stock, par value $0.01 per share, as of the close of business, New York City time, on          , 2010, to purchase shares of the Company’s 8.75% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The subscription rights are transferable, and the Company anticipates that the subscription rights will be eligible to trade on the New York Stock Exchange under the symbol “ALJ [RT]” from the commencement of the rights offering until 4:00 p.m., New York City time, on the last trading day before the expiration date of the rights offering, which may be extended by the Company in its sole discretion. The Company intends to list the Series A Preferred Stock on the New York Stock Exchange.

The stockholders of record will receive one right for every 13.55 shares of common stock that such stockholder owned as a holder of record on the record date, rounded to the nearest whole subscription right. Each basic subscription right will entitle its holder to purchase one share of Series A Preferred Stock at an exercise price of $10 per share, payable in cash. The shares of Series A Preferred Stock will initially be convertible into shares of the Company’s common stock at a conversion rate of 1.344 shares of common stock per share of Series A Preferred Stock, which is equivalent to a conversion price of $7.44 per share, subject to adjustment upon the occurrence of certain events.

In addition, if the holder of subscription rights fully exercise his, her or its basic subscription right, such holder of subscription rights may also subscribe to purchase, at the same price per share, any shares of Series A Preferred Stock that are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. If sufficient shares of Series A Preferred Stock are available, the Company will seek to honor such holder’s over-subscription request in full. If, however, over-subscription requests exceed the number of shares of Series A Preferred Stock available in the rights offering, the Company will allocate the available shares of Series A Preferred Stock pro rata among each stockholder exercising the over-subscription right in proportion to the number of shares of common stock owned by such stockholder on the record date, relative to the number of shares of common stock owned on the record date by all stockholders exercising the over-subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of Series A Preferred Stock than the stockholder subscribed for pursuant to the exercise of the over-subscription right, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of Series A Preferred Stock will be allocated among all other stockholders exercising the over-subscription right on the same pro rata basis described above. The proration process will be repeated until all shares of Series A Preferred Stock have been allocated or all over-subscription requests have been satisfied. The over-subscription right must be exercised, if at all, concurrently with the basic subscription right prior to the expiration time.

The basic subscription rights and the over-subscription rights are described in detail in the Company’s prospectus, dated          , 2010 (the “Prospectus”). The holder of subscription rights should read the Prospectus carefully before deciding whether to exercise or sell his, her or its subscription rights.

In the rights offering, we are offering an aggregate of 4,000,000 shares of Series A Preferred Stock pursuant to the Prospectus. The subscription rights expire, if not previously exercised, at 6:00 p.m., New York City time, on          , 2010, unless the exercise period is extended by the Company in its sole discretion.

The subscription rights are evidenced by a rights certificate registered in your name or the name of your client who is the beneficial owner. Each beneficial owner of shares of common stock registered in your name or the name of your client who is the beneficial owner is entitled to one subscription right for every 13.55 shares of common stock owned by such beneficial owner on the record date, rounded to the nearest whole subscription right.

We are asking persons who hold shares of common stock beneficially and who have received the subscription rights distributable with respect to those shares through a broker, bank or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions act for them to exercise their subscription rights, to promptly contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate rights certificate to promptly contact the appropriate nominee and request that a separate rights certificate be issued to that beneficial owner.

Please take prompt action to notify any beneficial owners of common stock as to the rights offering and the procedures and deadlines that must be followed to exercise their subscription rights. If you exercise the over-subscription right on behalf of beneficial owners of subscription rights, you will be required to certify to The Bank of New York Mellon, which is acting as the Company’s subscription agent and information agent, and the Company as to the aggregate number of subscription rights that have been exercised pursuant to the basic subscription right, whether the basic subscription right of each beneficial owner of subscription rights on whose behalf you are acting has been exercised in full and the number of shares of Series A Preferred Stock being subscribed for pursuant to the over-subscription right by each beneficial owner of subscription rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent and the information agent, incurred in connection with the exercise of the subscriptions will be for the account of the holder of subscription rights, and none of such commissions, fees or expenses will be paid by the Company, the subscription agent, or the information agent. Enclosed are copies of the following documents:

1. The Prospectus;

2.	The “Instructions for Completion of Alon USA Energy, Inc. Rights Certificates” (including the Substitute Form W-9, Guidelines for Certification of Taxpayer Identification Number of Form W-9 and the Notice of Important Tax Information);

3. A “Notice of Guaranteed Delivery”;

4.	A form of letter that may be sent to your clients for whose accounts you hold shares of common stock registered in your name or the name of your client who is the beneficial owner, with an attached Beneficial Owner Election Form;

5. A Nominee Holder Certification; and

6. A return envelope addressed to the subscription agent.

THE RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND PAYMENT OF THE EXERCISE PRICE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 6:00 P.M., NEW YORK CITY TIME, ON          , 2010, UNLESS THE TIME PERIOD FOR EXERCISING THE SUBSCRIPTION RIGHTS IS EXTENDED BY THE COMPANY. The subscription agent will not accept a facsimile transmission of the completed rights certificate. The payment of the exercise price must be made in U.S. dollars for the full number of shares of Series A Preferred Stock that are being purchased pursuant to the exercise of basic subscription rights or over-subscription rights by (a) certified check drawn upon a U.S. bank payable to the subscription agent; (b) cashier’s check drawn upon a U.S. bank or express money order payable to the subscription agent; or (c) wire transfer of funds to the account maintained by the subscription agent for the purpose of the rights offering at [ • ]. Once a holder of subscription rights exercises his, her or its subscription rights, he, she or it may not revoke or withdraw such exercise. If the holder of subscription rights does not exercise his, her or its subscription rights prior to the expiration time, the subscription rights will expire.

Additional copies of the enclosed materials may be obtained from the information agent. Banks and brokerage firms should call the information agent at [ • ]. All other persons should call toll-free at [ • ].

Very truly yours,

ALON USA ENERGY, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ALON USA ENERGY, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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